UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	September 2, 2012

SEACHANGE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-21393	04-3197974
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Nagog Park, Acton, MA	01720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code:	(978) 897-0100

No change since last report
(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 1, 2012, SeaChange International, Inc. (“SeaChange”) entered into an agreement (the “SPA Amendment”) with Ventise Holding, B.V. to amend the existing Agreement for the Entire Share Capital of eventIS Group B.V., dated as of September 1, 2009 (the “eventIS SPA”), by and among Ventise Holding B.V., SeaChange B.V. and SeaChange International, Inc.  Pursuant to the SPA Amendment, the vesting restrictions applicable to the deferred fixed purchase price payments of cash and restricted stock units with a total market value of EUR 800,000 to be paid or issued on each of September 1, 2010, 2011 and 2012 were amended, such that the unvested share portion of the deferred fixed purchase price payments would vest in its entirety as of September 1, 2013 and the unvested cash in lieu of share portion of the deferred fixed purchase price payments would vest in its entirety as of September 1, 2012.  The SPA Amendment did not change the total amount of the deferred fixed purchase price payments payable to the former shareholder of eventIS Group B.V.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 2, 2012, Erwin van Dommelen resigned as the President of Software of SeaChange. Mr. van Dommelen will provide transition services to SeaChange. Consequently, the Company has eliminated the position of President of Software.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Raghu Rau
Raghu Rau
Chief Executive Officer

Dated:  September 7, 2012